EXHIBIT 6.1

PLACEMENT AGENT AND ADVISORY

SERVICES AGREEMENT

This Placement Agent and Advisory Services Agreement (this “Agreement”) is made as of February 21, 2020 (the “Effective Date”), by and between Web Blockchain Media, Inc. a Colorado corporations (the “Company”), and Dalmore Group, LLC., a New York limited liability company (“IB”). IB and the Company agree as follows:

1.	Engagement of IB: The Company hereby engages IB, and IB hereby accepts such engagement, to act as the Company’s placement agent with respect to the following:

(a)	As needed, identifying and introducing one or more potential investors (the “Investor”) to purchase bona fide outstanding and unpaid creditor claims held against the Company (the “Claims”);

(b)	advising the Company with respect to negotiations with the Investor to exchange the Claims for common shares within the Company to be issued in a state court approved transaction meeting the criteria set forth in Section 3(a)(10) of the Securities Act of 1933; and,

(c)	advising the Company with respect to the suitability of claims to be exchanged under Section 3(a)(10) and the potential shareholder impacts of any proposed transaction involving the Company, the Investor and the subject claim holders.

The above services shall hereafter collectively be referred to as the “Placement Agent Services” or the “Placement.” This Agreement shall be executed on an exclusive basis.

The Company acknowledges and agrees that IB’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by IB to purchase the Claims or assure that IB will find an Investor to purchase the Claims and/or complete an exchange of the Claims for common shares in the Company

2.	IB’s Compensation: The Company hereby agrees to pay IB 10% of the face value of the Claims purchased in the Placement for Placement Agent Services. In the event an Investor purchases the IB’s claim for compensation under this agreement, the terms of payment to the IB shall be defined within the Claim Purchase Agreement between the Investor and the IB.

3.	Certain Matters Relating to IB’s Duties:

(a)	With respect to the Placement Agent Services defined in Section 1, IB shall (i) assist the Company in the preparation of information documents to be shared with potential Investors (ii) assist in the negotiation of terms with Investors, (iii) introduce selected Investor to Claim holders, and (iv) perform other related duties.

(b)	IB shall perform its duties under this Agreement in a manner consistent with the instructions of the Company. Such performance shall include the delivery of information to potential interested parties, conducting due diligence, and leading discussions with potential Investors.

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(c)	IB is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between IB and the Company. IB will not hold itself out as having, and will not state to any person that IB has, any relationship with the Company other than as an independent contractor.

(d)	IB agrees, represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of IB enforceable in accordance with its terms; and, (iii) IB has all applicable securities licenses that may be required to engage in the activities contemplated by this Agreement.

4.	Certain Matters Relating to Company’s Duties:

(a)	The Company agrees to obtain its own legal counsel, independent of the Investor’s legal counsel, with respect to the subject transaction.

(b)	The Company shall promptly provide IB with all relevant information about the Company that shall be reasonably requested or required by IB, which information shall be complete and accurate in all material respects, to the best knowledge of Company, at the time furnished.

(c)	The Company agrees to furnish all information and documents to potential Investors and otherwise take all actions necessary to comply with all applicable federal and state securities laws and other applicable laws. The Company will not make any presentation, statement, or warrant in any instrument or document executed or furnished in connection with a Placement, which contains or will contain any untrue statement of material fact, or omits to state a material fact which is necessary to make the statements and information contained in such instrument or document not misleading. IB shall be under no obligation to make an independent appraisal of assets or an investigation or inquiry as to any information regarding, or any representations of, any other participant in a Placement, and shall have no liability with regard thereto. The Company acknowledges and agrees that IB will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by IB of the Company or its business or assets.

(d)	The Company recognizes that in order for IB to perform properly its obligations in a professional manner, it is necessary that IB be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party, including, without limitation, any prospective purchaser of the Company’s Claims, relating to the matters covered by the terms of IB’s engagement.

(e)	The Company agrees that any report or opinion, oral or written, delivered to it by IB is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without IB’s prior written consent, except as may be required by applicable law or regulation.

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(f)	The Company represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Company’s certificate of incorporation or by-laws. Further, this Agreement and the transactions contemplated herein shall not conflict with or result in the breach of any agreement to which the Company is a party at the time the transactions contemplated herein are consummated.

(g)	Immediately upon the signing of the Settlement Order by the Court, the Company shall cause to be filed a Form 8-K with the Securities and Exchange Commission disclosing the settlement or Supplemental Information with OTC Markets as applicable. Furthermore, and at the written request of CCI, in the event that the Company raises their issued and outstanding Common Stock by an additional ten percent (10%) or more, Company shall file a form 8k with the Securities and Exchange Commission or Supplemental Information with OTC Markets as applicable. The Company shall further immediately file such additional SEC filings as may be or are required in respect of the transactions.

5.	Term; Termination of Agreement. The term of this Agreement shall commence on the Effective Date and shall expire on January 28, 2021 (the “Term”). Either party may terminate this Agreement prior to its expiration (i) for any reason within the contiguous 180 (One Hundred Eighty) days following the Effective Date by notifying the other party in writing notice of termination or (ii) by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within fifteen (15) days after such notice.

6.	Indemnification. The indemnification provisions set forth in Exhibit A hereto are incorporated by reference and are a part of this Agreement.

7.	Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax during the normal business hours of the party receiving such notice so long a copy of that notice is also send by certified mail, return receipt requested at the time it is transmitted by fax, five business days after being mailed by certified mail, return receipt requested or one business day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)

If to IB, to: Dalmore Group, LLC Etan Butler - Chairman 525 Green Place Woodmere, NY 11598 Telephone Number: (917) 319-3000 E-mail: etan@dalmorefg.com

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(b)

If to the Company, to: 3940 Laurel Canyon Blvd. #160 Studio City, CA 91604 Steve Slome - CEO Telephone Number: (310) 954-1881 E-mail: steve@cryptocake.com

8.	Company to Control Transactions. The terms and conditions under which the Company would enter into a Placement shall be at the sole discretion of the Company. Nothing in this Agreement shall obligate the Company to actually consummate a Placement. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with a Placement.

9.	Pre-existing Relationship. IB hereby discloses that it has a pre-existing relationship with the investors which IB has introduced, or which IB expects to introduce, to the Company for the purposes of engaging in the subject transaction. Specifically, said investors may have been clients of IB in the past, or may have been clients of Registered Representatives of the IB in the past.

10.	Confidentiality of Company Information. IB, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, IB agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude IB from utilizing, subject to the terms and conditions of this Agreement, an Offering Memorandum, subscription agreement and/or other documents prepared or approved by the Company for utilization in connection with the transactions contemplated hereunder. Further, the Company must approve any such Offering Memorandum, subscription agreement or other documents, and any amendments or supplements thereto, being prepared by IB, before it is mailed to prospective Investors. All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and IB shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission from the Company. Nothing in this Agreement shall constitute a grant of authority to IB or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If a Placement is not consummated, or if at any time the Company so requests, IB and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

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11.	Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any Placement or business relationship involving the Company or its affiliates, except that Company shall not make any public references to IB, or use IB’s name in any such public release, announcement or report of the Company without IB’s prior written consent. Except for communication to Investors in furtherance of this Agreement, IB will not disclose the fact that discussions or negotiations are taking place concerning a possible Placement involving the Company, or the status or terms and conditions thereof.

12.	Due Diligence: Neither the Company, nor any of its directors, officers or stockholders, should, in any way rely on IB to perform any due diligence with respect to the Company. It is expressly understood and agreed that the Investors will conduct their own due diligence on the Company and the opportunity.

13.	Expenses, Etc. The Company will pay out-of-pocket expense incurred by IB with the Company’s prior written approval.

14.	Compliance with Laws. IB represents and warrants that it shall conduct itself in compliance with applicable federal and state laws including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934 and all applicable rules and regulations promulgated thereunder. IB represents that it is not a party to any other Agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

15.	Assignment Permissable. IB reserves the right to assign a portion of this Agreement to one or more sub-agents with respect to any Placement, subject to the prior written consent of the Company, which may be withheld for any or no reason. Any approved sub-agent shall be paid directly any portion of the Financial and Operational Advisory Fee and Success Fees as agreed to by IB. The Company does acknowledge that IB may pay other consultants or agents in connection with the Placement(s).

16.	Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

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17.	Governing Law; Dispute Resolution. This Agreement shall be deemed to have been made in the State of New York and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of New York without regard to the conflicts of laws rules of such jurisdiction with the exception of the application of securities laws in which case such controversies shall be resolved in accordance with federal securities laws.

ANY DISPUTE OR CONTROVERSY BETWEEN THE COMPANY AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

This Agreement will be binding upon all successors, assigns or transferees of Company. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

18.	Waiver. Neither IB’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by IB or the Company of any of their respective rights or privileges under this Agreement.

19.	Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

21.	Entire Agreement. This Agreement (together with Exhibit A hereto) constitutes the entire agreement between the Company and IB. No other agreements, cove-nants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

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[SIGNATURES APPEAR ON FOLLOWING PAGE]

Dalmore Group, LLC (the “IB”)

By:
Name:	Etan Butler
Title:	Chairman

Web Blockchain Media, Inc.
(the “Company”)

By:
Name:	Steve Slome
Title:	CEO

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EXHIBIT A

Indemnification

The Company agrees that it shall indemnify and hold harmless, IB, its shareholders, members, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or IB’s performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from IB’s breach of this Agreement, gross negligence or bad faith in performing those services to be provided under this Agreement.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and IB on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and IB on the other, but also the relative fault of the Company and IB; provided, however, in no event shall the aggregate contribution of IB and/or any Indemnified Party be in excess of the net compensation actually received by IB and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party’s delivery to the Company of an invoice therefore, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company’s receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of IB’s engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company’s business or assets.

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